COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces First Quarter 2021 Results
Houston, TX - May 5, 2021 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the first quarter of 2021. Highlights include:
•Net production averaged approximately 180 million cubic feet of natural gas equivalent per day (“MMcfe/d”), above the high end of guidance
•Reported net income of $28 million, Adjusted EBITDA of $63 million and free cash flow ("FCF") of $24 million. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Increased full year 2021 FCF guidance range by $10 million at the midpoint to a range of $30-$50 million1
•Reduced total debt by $30 million quarter-over-quarter and by $90 million year-over-year; leverage ratio of 2.1x2 and liquidity of $113 million at quarter-end. Anticipated year-end 2021 leverage ratio below 2.0x2
•Success of first Austin Chalk well supports further delineation across SilverBow's acreage in 2021; potential to expand existing inventory with additional high-return locations
•The Company's second La Mesa pad, as pre-released, achieved a peak pad production rate of 90 million cubic feet of natural gas per day ("MMcf/d"), further reduced drilling times by 10%, and capital costs were 13% below authorization for expenditure (“AFE”)
•Extended the maturity of SilverBow’s $600 million senior secured revolving credit facility (the “Credit Facility”), governed by a borrowing base of $300 million, to April 2024; provides ample liquidity to execute business strategy
•Expanded and accelerated mid-year liquids-focused drilling program beginning in April with incremental oil locations added; corresponding production uplift expected in the third quarter of 2021
•Full year 2021 total production guidance range unchanged at 180-200 MMcfe/d; expected full year 2021 oil production increased by 12% at the midpoint reflecting the shift in mid-year development
•Full year 2021 capital guidance unchanged at $100-$110 million, inclusive of expanded oil drill schedule

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "In April, we provided a preview of our stellar results for the quarter. We paid down $30 million of debt, or 13% of our revolver borrowings, and reduced our leverage ratio to 2.1x. We successfully renegotiated and extended our Credit Facility, which provides us the runway to expand our development program and pursue our strategic objectives. We generated free cash flow for the fifth consecutive quarter and raised the midpoint of our 2021 free cash flow guidance to $40 million, a $10 million increase from our prior guidance. Operationally, we continue to see strong performance from our first Webb County Austin Chalk well and plan to drill additional appraisal wells this year, with the goal of increasing our inventory with incremental, high-return locations. The continued capital efficiency gains we demonstrated on our second La Mesa pad should support further upside potential to our stakeholder returns as we apply those learnings and efficiencies across our balanced portfolio."
Mr. Woolverton commented further, "Our plan entering 2021 intentionally included breaks in our drilling program to allow us to assess market conditions and optimize our development plan real-time. With the significant improvement in oil prices over the first quarter, we have allocated capital to drill more oil locations this year than initially planned. This shift in capital will drive improved cash flows. We recently picked up a drilling rig, ahead of our planned summer schedule. Our capital budget remains at $105 million at the midpoint while factoring in our expanded oil development. This is made possible by the improved efficiencies and strong returns we have delivered to-date, and the application of those efficiency learnings going forward. By year-end, we anticipate our leverage ratio to be below 2.0x. As always, our strategy is based on the flexibility to quickly adapt our development toward the highest rate of return opportunities. SilverBow has positioned itself as an in-basin leader generating sustainable free cash flow and strengthening its balance sheet in the pursuit of accretive deals, both large and small."
OPERATIONS HIGHLIGHTS
During the first quarter of 2021, the Company drilled one well and completed seven wells in its Webb County Gas area. Six of these completed wells comprised SilverBow's second La Mesa pad, which was drilled in fourth quarter of 2020. The pad’s total drilling and completion ("D&C") costs came in 13%, or $5 million, below AFE and 15% below the Company’s first La Mesa pad. The cost efficiency gains were a result of further applied learnings from the first pad. The wells were brought online approximately 15 days ahead of schedule and achieved an average pad production rate of 84 MMcf/d over the first 30 days of production (“IP30”). Importantly, both La Mesa pads co-developed the upper and lower Eagle Ford, which supports SilverBow's understanding of constructive interference and minimal-to-no impact from offset well interference and parent-child well performance degradation. The efficiency gains from 2020 carried into the first quarter of 2021 with the faster cycle times on the La Mesa pad and lower AFE costs. These efficiencies ultimately provided SilverBow with both the time and capital to add the Webb County Austin Chalk test during the first quarter of 2021. The Company's Austin Chalk well achieved an IP30 of 13 MMcf/d, exceeding initial expectations and commercial criteria. Given the strong performance and competitive economics exhibited to date, SilverBow plans to drill additional Austin Chalk wells this year.
The extreme cold weather during February 2021 temporarily impacted first quarter production by approximately 2 MMcfe/d. SilverBow was able to mitigate the effect of the storm through numerous pre-planning procedures and existing storm response procedures in place. Per normal practice, the Company maintains a portion of its natural gas sales tied to daily gas indexes. Therefore, the Company did have some natural gas sales exposed to the unprecedented volatility in daily spot prices during the cold weather event in February 2021, resulting in unusually high realized natural gas prices in the first quarter of 2021. The impact of these factors on SilverBow's financial results for the first quarter of 2021 is not expected to recur at this magnitude in future quarters. Notably, the Company continues to operate at a zero total recordable incident rate (“TRIR”) despite the weather events in the field.
Scheduled maintenance projects during the first quarter of 2021 resulted in a slight increase to lease operating expenses (“LOE”). Additionally, measures taken to prepare for and recover from the storm resulted in higher than typical expenses. For the first quarter of 2021, the Company offset minor service pricing increases in its D&C activities. On the drilling side, SilverBow has been able to hold service costs flat based on close vendor relationships and existing contracts. On the completions side, costs remain mostly flat as service price inflation has primarily been offset through continued de-bundling of sand and other logistics and consumables. Additionally, the Company has been able to lower facility hookup costs per well by $40,000 on average through improved design processes and utilizing vendors with greater scale and volume discounting.
In mid-April 2021, the Company began its mid-year drilling program targeting liquids-rich opportunities across its McMullen Oil and La Salle Condensate area. SilverBow's expectation is to release the drilling rig in August 2021, and for the wells to be brought online toward the end of the third quarter 2021. The Company then plans to resume its drilling program in the fourth quarter of 2021 with a focus on its high-return gas assets. SilverBow's Austin Chalk well provides compelling economics, and based on initial learnings, the Company plans to drill additional Austin Chalk wells in the second half of 2021 with the ultimate goal of achieving full-scale development that competes with SilverBow's existing inventory portfolio.

PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the first quarter of 2021 averaged approximately 180 MMcfe/d. Production mix for the first quarter consisted of approximately 78% natural gas, 12% oil and 10% natural gas liquids ("NGLs"). Natural gas comprised 73% of total oil and gas sales for the first quarter, compared to 60% in the fourth quarter of 2020.
LOE was $0.39 per million cubic feet of natural gas equivalent ("Mcfe") for the first quarter. Net general and administrative ("G&A") expenses for the first quarter were $4.8 million, or $0.29 per Mcfe. After deducting $1.1 million of non-cash compensation expense, cash G&A (a non-GAAP measure) expenses were $3.7 million for the first quarter of 2021, with a per unit cash cost of $0.23 per Mcfe. Transportation and processing expenses ("T&P") came in at $0.31 per Mcfe and production and ad valorem taxes were 4.0% of oil and gas revenue for the first quarter of 2021. Total production expenses, which include LOE, T&P and production taxes, were $0.91 per Mcfe for the first quarter of 2021. The Company's total cash operating costs (a non-GAAP measure) for the first quarter of 2021, which includes total production expenses and cash G&A expenses, were $1.14 per Mcfe. SilverBow anticipates total cash operating costs to trend downward throughout the year despite the typical higher unit costs associated with oil production.
The Company continues to benefit from strong basis pricing in the Eagle Ford, while recent conditions have impacted historical averages. Crude oil and natural gas realizations in the first quarter were 96% of West Texas Intermediate ("WTI") and 185% of Henry Hub, respectively, excluding hedging. In February 2021, extreme cold weather conditions across much of the southern U.S. resulted in unusually high spot prices for natural gas. SilverBow's standard practice is to maintain a portion of natural gas volumes tied to daily price indexes, and therefore first quarter realized natural gas prices were unusually high due to unforeseen volatility, and such price fluctuations are not expected to recur. The Company's average realized natural gas price for the first quarter of 2021, excluding the effect of hedging, was $4.98 per thousand cubic feet of natural gas ("Mcf") compared to $1.91 per Mcf in the first quarter of 2020. The average realized crude oil selling price in the first quarter, excluding the effect of hedging, was $55.49 per barrel compared to $45.05 per barrel in the first quarter of 2020. The average realized NGLs selling price in the first quarter was $22.30 per barrel (39% of WTI benchmark) compared to $12.35 per barrel (27% of WTI benchmark) in the first quarter of 2020.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $86.7 million for the first quarter of 2021. The Company reported net income of $28.4 million for the first quarter of 2021, which includes a net unrealized loss on the value of SilverBow's derivative contracts of $13.3 million.

For the first quarter, the Company generated Adjusted EBITDA (a non-GAAP measure) of $63.4 million and FCF (a non-GAAP measure) of $24.0 million. SilverBow's Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $66.9 million for the first quarter of 2021, which, in accordance with the Leverage Ratio calculation in its Credit Facility, includes gains for the period related to previously unwound derivative contracts totaling $3.5 million.
Capital expenditures incurred during the first quarter of 2021 totaled $33.0 million on an accrual basis.
2021 CAPITAL PROGRAM & GUIDANCE
For the full year 2021, SilverBow's capital budget range of $100-$110 million is unchanged. The Company added a rig in April 2021, one month ahead of schedule, to pursue an accelerated and expanded oil development program. The program, which has already commenced, will extend into the third quarter of 2021.
For the second quarter of 2021, SilverBow is guiding to estimated production of 201-213 MMcfe/d, with natural gas volumes expected to comprise 165-175 MMcf/d or 82% of total production at the midpoint. For the full year, the Company is guiding to a production range of 180-200 MMcfe/d, with oil production of 3,500-3,900 barrels per day ("Bbls/d"), a 12% increase in oil production at the midpoint compared to prior guidance.
SilverBow anticipates full year FCF to be $30-$50 million1, a 33% increase at the midpoint compared to prior guidance. Additional detail concerning the Company's second quarter and full year 2021 guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of SilverBow’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and preserves exposure to higher commodity prices. In conjunction with unwinding oil derivative contracts related to production periods in 2020 and 2021, SilverBow is amortizing the $38 million of cash inflow it received in discrete amounts each month over the same time period that the derivative contracts would have settled. The amortized hedge gains will factor into the Company's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021.
As of April 30, 2021, SilverBow had 60% of total estimated production volumes hedged for the remainder of 2021. For the remainder of 2021, the Company has 88 MMcf/d (59% of guidance) of natural gas production hedged, 2,916 Bbls/d (77% of guidance) of oil hedged and 1,590 Bbls/d (48% of guidance) of NGLs hedged. For 2022, SilverBow has 61 MMcf/d of natural gas production hedged and 2,093 Bbls/d of oil hedged. The hedged amounts are inclusive of both swaps and collars, and the percent hedged amounts are based on the midpoint of production guidance.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the first quarter of 2021, which the Company expects to file on Thursday, May 6, 2021, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of March 31, 2021, SilverBow's liquidity position was $113.4 million, consisting of $3.4 million of cash and $110.0 million of availability under the Credit Facility, which had a $310 million borrowing base as of such date prior to the April 16, 2021 redetermination. The Company's net debt as of March 31, 2021 was $396.6 million, calculated as total long-term debt of $400.0 million less $3.4 million of cash, a 7% decrease from December 31, 2020.
In conjunction with its regularly scheduled semi-annual redetermination, SilverBow entered into the Seventh Amendment to the Credit Facility, effective April 16, 2021, which among other things, redetermined the borrowing base under the Credit Facility to $300 million and extended the maturity date to April 19, 2024. For further information, please see the Company's current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 19, 2021.
As of April 30, 2021, SilverBow had 12.2 million total common shares outstanding.
CORPORATE OFFICE RELOCATION
Effective May 17, 2021, SilverBow will be relocating its corporate headquarters to the Memorial City area in Houston, TX. SilverBow's progressive approach towards adopting new work-place trends and identifying ways to further streamline efficiencies are core to its culture. The new office space will span half the square footage of its previous space, while providing offices for the same number of employees based on a new, permanent flex schedule going forward. Below are SilverBow's current headquarters address and new address:

Prior to May 17, 2021	May 17, 2021 and After

SilverBow Resources	SilverBow Resources
575 North Dairy Ashford, Suite 1200	920 Memorial City Way, Suite 850
Houston, TX 77079	Houston, TX 77024

CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, May 6, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can register for the call in advance by visiting http://www.directeventreg.com/registration/event/2256468. After registering, instructions and dial-in information will be provided on how to join the call. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “First Quarter 2021 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, future operations, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” "guidance," “expect,” “may,” “continue,” “predict,” “potential,” "plan," “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in and curtailment of production due to decreases in available storage capacity or other factors; volatility in natural gas, oil and NGL prices; future cash flows and their adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity and future covenant compliance; operating results; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic conditions; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2020. The Company's capital program, budget and development plans are subject to change at any time.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of FCF (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on the Company's net income (loss).
2 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$3,419	$2,118
Accounts receivable, net	26,075	25,850
Fair value of commodity derivatives	1,958	4,821
Other current assets	2,388	2,184
Total Current Assets	33,840	34,973
Property and Equipment:
Property and equipment, full cost method, including $29,113 and $28,090, respectively, of unproved property costs not being amortized at the end of each period	1,375,961	1,343,373
Less – Accumulated depreciation, depletion, amortization & impairment	(814,691)	(801,279)
Property and Equipment, Net	561,270	542,094
Right of Use Assets	3,409	4,366
Fair Value of Long-Term Commodity Derivatives	769	281
Other Long-Term Assets	1,162	1,421
Total Assets	$600,450	$583,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$20,601	$26,991
Fair value of commodity derivatives	18,193	8,171
Accrued capital costs	6,611	7,324
Accrued interest	1,052	983
Current lease liability	2,292	3,473
Undistributed oil and gas revenues	26,416	11,098
Total Current Liabilities	75,165	58,040
Long-Term Debt, Net	395,172	424,905
Non-Current Lease Liability	1,126	951
Deferred Tax Liabilities	303	303
Asset Retirement Obligations	4,489	4,533
Fair Value of Long-Term Commodity Derivatives	3,869	2,946
Other Long-Term Liabilities	270	424
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 12,336,876 and 12,053,763 shares issued, respectively, and 12,159,615 and 11,936,679 shares outstanding, respectively	123	121
Additional paid-in capital	298,841	297,712
Treasury stock, held at cost, 177,261 and 117,084 shares, respectively	(2,860)	(2,372)
(Accumulated deficit) Retained earnings	(176,048)	(204,428)
Total Stockholders’ Equity	120,056	91,033
Total Liabilities and Stockholders’ Equity	$600,450	$583,135

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Revenues:
Oil and gas sales	$86,741	$53,377

Operating Expenses:
General and administrative, net	4,782	5,913
Depreciation, depletion, and amortization	13,393	23,439
Accretion of asset retirement obligations	75	86
Lease operating costs	6,274	5,812
Workovers	13	—
Transportation and gas processing	5,056	6,643
Severance and other taxes	3,489	2,964
Write-down of oil and gas properties	—	95,606
Total Operating Expenses	33,082	140,463

Operating Income (Loss)	53,659	(87,086)

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(18,259)	88,287
Interest expense, net	(7,019)	(8,407)
Other income (expense), net	(1)	107

Income (Loss) Before Income Taxes	28,380	(7,099)

Provision (Benefit) for Income Taxes	—	(1,241)

Net Income (Loss)	$28,380	$(5,858)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$2.36	$(0.50)

Diluted Earnings (Loss) Per Share	$2.31	$(0.50)

Weighted-Average Shares Outstanding - Basic	12,029	11,825

Weighted-Average Shares Outstanding - Diluted	12,294	11,825

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$28,380	$(5,858)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	13,393	23,439
Write-down of oil and gas properties	—	95,606
Accretion of asset retirement obligations	75	86
Deferred income taxes	—	(1,065)
Share-based compensation	1,070	1,260
(Gain) Loss on derivatives, net	18,259	(88,287)
Cash settlement (paid) received on derivatives	(3,063)	47,650
Settlements of asset retirement obligations	(104)	(2)
Other	344	1,142
Change in operating assets and liabilities
(Increase) decrease in accounts receivable and other current assets	(878)	9,436
Increase (decrease) in accounts payable and accrued liabilities	10,301	(6,937)
Increase (decrease) in income taxes payable	—	(176)
Increase (decrease) in accrued interest	69	(211)
Net Cash Provided by (Used in) Operating Activities	67,846	76,083
Cash Flows from Investing Activities:
Additions to property and equipment	(35,852)	(52,618)
Acquisition of oil and gas properties	(205)	—
Payments on property sale obligations	—	(142)
Net Cash Provided by (Used in) Investing Activities	(36,057)	(52,760)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	57,000	50,000
Payments of bank borrowings	(87,000)	(39,000)
Purchase of treasury shares	(488)	(83)
Net Cash Provided by (Used in) Financing Activities	(30,488)	10,917

Net Increase (Decrease) in Cash and Cash Equivalents	1,301	34,240
Cash and Cash Equivalents at Beginning of Period	2,118	1,358
Cash and Cash Equivalents at End of Period	$3,419	$35,598
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$6,424	$8,048
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$(3,588)	$(1,989)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2020 Form 10-K and first quarter 2021 Form 10-Q for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus amortization of derivative contracts, in accordance with the covenant compliance calculations under SilverBow's Credit Agreement. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash general and administrative expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating the Company's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Total Cash Operating Costs: Total Cash Operating Costs are calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash G&A expenses (non-GAAP). SilverBow believes that Total Cash Operating Costs are useful to investors because it reflects both the production expenses and overhead costs incurred from period to period. The Company believes Total Cash Operating Costs to be a true representation of its cost structure.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net Income (Loss)	$28,380	$(5,858)
Plus:
Depreciation, depletion and amortization	13,393	23,439
Accretion of asset retirement obligations	75	86
Interest expense	7,019	8,407
Impairment of oil and gas properties	—	95,606
Loss (gain) on commodity derivatives, net	18,259	(88,287)
Derivative cash settlements collected/(paid) (1)	(4,782)	12,613
Income tax expense/(benefit)	—	(1,241)
Share-based compensation expense	1,070	1,260
Adjusted EBITDA	$63,414	$46,025
Plus:
Monetized derivative contracts	—	38,310
Cash interest expense, net	(6,424)	(8,048)
Capital expenditures(2)	(32,961)	(50,962)
Current income tax (expense)/benefit	—	176
Free Cash Flow	$24,029	$25,501

Adjusted EBITDA	$63,414	$46,025
Amortization of derivative contracts	3,530	—
Adjusted EBITDA for Leverage Ratio (3)	$66,944	$46,025
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA includes $3.5 million of proceeds from the amortization of previously unwound derivative contracts for the first quarter of 2021. Adjusted EBITDA for Leverage Ratio for the twelve months ended March 31, 2021 is $192.3 million, which includes $28.6 million of proceeds from the amortization of previously unwound derivative contracts

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Production volumes:
Oil (MBbl) (1)	315	401
Natural gas (MMcf)	12,624	16,498
Natural gas liquids (MBbl) (1)	285	312
Total (MMcfe)	16,224	20,775

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$17,466	$18,050
Natural gas	62,914	31,472
Natural gas liquids	6,361	3,855
Total	$86,741	$53,377

Average realized price:
Oil (per Bbl)	$55.49	$45.05
Natural gas (per Mcf)	4.98	1.91
Natural gas liquids (per Bbl)	22.30	12.35
Average per Mcfe	$5.35	$2.57

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(12.75)	$11.09
Natural gas (per Mcf)	(0.01)	0.50
Natural gas liquids (per Bbl)	(2.07)	—
Average per Mcfe	$(0.29)	$0.61

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$42.74	$56.15
Natural gas (per Mcf)	4.97	2.40
Natural gas liquids (per Bbl)	20.23	12.35
Average per Mcfe	$5.06	$3.18

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.

Second Quarter & Full Year 2021 Guidance

Guidance
	2Q 2021	FY 2021
Production Volumes:
Oil (Bbls/d)	2,700 - 2,850	3,500 - 3,900
Natural Gas (MMcf/d)	165 - 175	140 - 156
NGLs (Bbls/d)	3,300 - 3,500	3,200 - 3,400
Total Reported Production (MMcfe/d)	201 - 213	180 - 200
% Gas	82%	78%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($4.00) - ($1.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.05) - ($0.01)	N/A
Natural Gas Liquids (% of WTI)	31% - 35%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.31 - $0.35	$0.34 - $0.38
Transportation & Processing ($/Mcfe)	$0.33 - $0.37	$0.30 - $0.34
Production Taxes (% of Revenue)	4.9% - 5.5%	4.5% - 5.0%
Cash G&A, net ($MM)	$4.0 - $4.5	$16.0 - $17.0